EXHIBIT 5.1

JILL ARLENE ROBBINS

JILL ARLENE ROBBINS, P.A.

ATTORNEY AT LAW

525 93 Street

Surfside, Florida 33154

(305) 531-1174

January 5, 2010

HQ Sustainable Maritime Industries, Inc.

Melbourne Towers

1511 Third Avenue Seattle, Suite 788

Seattle, WA. 98101

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of an aggregate of $50,000,000 of (i) shares of common stock, $0.001 par value per share (the “Common Stock”), (ii) shares of preferred stock, $0.001 par value per share (the “Preferred Stock”), (iii) warrants to purchase shares of Common Stock (the “Common Stock Warrants”), (iv) warrants to purchase shares of Preferred Stock (the “Preferred Stock Warrants,” and together with the Common Stock Warrants, the “Warrants”), and (v) units consisting of a combination of two or more of the Common Stock, Preferred Stock or the Warrants (“Units” and collectively, with the Common Stock, Preferred Stock and Warrants, the “Securities”), of HQ Sustainable Maritime Industries, Inc., a Delaware corporation (the “Company”) all of which may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

I am acting as counsel for the Company in connection with the registration for sale of the Securities. I have examined signed copies of the Registration Statement filed with the Commission. I have also examined and relied upon minutes of meetings of the stockholders and the Board of Directors of the Company as provided to us by the Company, stock record books of the Company as provided to us by the Company, the Certificate of Incorporation and By-Laws of the Company, each as restated and/or amended to date (collectively the “Charter Documents”), and such other documents as I have deemed necessary for purposes of rendering the opinions hereinafter set forth.

In my examination of the foregoing documents, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

I express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

The opinions set forth herein are subject to the following qualifications and assumptions, which are in addition to any other qualifications and assumptions contained herein:

A. As part of the corporate action taken in connection with the issuance of the Securities (the “Corporate Proceedings”), the Company’s Board of Directors or a committee thereof will, before they are issued, authorize the issuance thereof, and certain terms of the Securities to be issued by the Company from time to time will be approved by the Board of Directors or a committee thereof.

B. The Registration Statement, as finally amended, has become effective under the Securities Act.

C. An appropriate prospectus supplement with respect to the Securities has been prepared, filed and delivered in compliance with the Securities Act and the applicable rules promulgated thereunder.

D. The terms of the sale of the Securities have been duly established in conformity with the Charter Documents and do not violate any applicable law or result in a default under or breach of any agreement or instrument binding on the Company and comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.

E. The Securities have been issued and sold as contemplated by the Registration Statement.

F. The appropriate action will be taken, prior to the offer and sale of the Securities, to register and qualify the Securities for sale under all applicable state securities or “blue sky” laws.

Based upon and subject to the foregoing, I am of the opinion that:

1. Upon the completion of all required Corporate Proceedings relating to the issuance of Common Stock and when issued in exchange for legal consideration of not less than $0.001 per share, the Common Stock will be validly issued, fully paid and nonassessable.

2. Upon the completion of all required Corporate Proceedings relating to the issuance of Preferred Stock and when issued in exchange for legal consideration of not less than $0.001 per share, the Preferred Stock will be validly issued, fully paid and nonassessable.

3. Upon the completion of all required Corporate Proceedings relating to the issuance of Warrants and when issued in exchange for legal consideration, the Warrants will be binding obligations for the Company, and any shares of Common Stock or Preferred Stock issued thereunder will be validly issued, fully paid and nonassessable.

4. Upon the completion of all required Corporate Proceedings relating to the issuance of Units and when issued in exchange for legal consideration, the Units and any Warrants contained in the Units will be binding obligations for the Company, and any shares of Common Stock or Preferred Stock contained in the Units will be validly issued, fully paid and nonassessable.

It is understood that this opinion is to be used only in connection with the offer and sale of the Securities while the Registration Statement is in effect. Please note that I am opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and I disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of my name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, I do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Jill Arlene Robbins
Jill Arlene Robbins, P.A.